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                                                                     EXHIBIT 11


                         DYNAMIC MATERIALS CORPORATION
               Statement Re: Computation of Net Income Per Share


                                               Three Months Ended            Six Months Ended
                                               ------------------            ----------------
                                            June 30, 1997  June 30, 1996  June 30, 1997  June 30,1996
                                            -------------  -------------  -------------  -------------
Weighted average common shares
   outstanding ...........................      2,692,436      2,508,000      2,646,592      2,506,000

Common stock equivalents resulting from
   the application of the treasury stock
   method to the assumed exercise of
   outstanding stock options .............        163,513        187,703        231,551        198,061
                                             ------------   ------------   ------------   ------------

            Total ........................      2,855,949      2,695,703      2,878,143      2,704,061
                                             ============   ============   ============   ============

Net income ...............................   $    517,309   $    253,705   $  1,142,565   $    504,000
                                             ============   ============   ============   ============

Net income per share .....................   $       0.18   $       0.09   $       0.40   $       0.19
                                             ============   ============   ============   ============
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